Exhibit 10.3
NETEZZA CORPORATION
[Form of]
Restricted Stock Unit Agreement (Time-Based)
2007 Stock Incentive Plan
This Restricted Stock Unit Agreement is made as of the Agreement Date between Netezza Corporation (the “Company”), a Delaware corporation, and the Participant.

I.	Agreement Date
Date:

II.	Participant Information
Participant:

Participant Address:

III.	Grant Information
Grant Date:

	Number:	restricted stock units
IV.	Vesting Table

Vesting Date	RSUs that Vest
[First anniversary of Grant Date]	[1/4]
[Second anniversary of Grant Date]	[1/4]
[Third anniversary of Grant Date]	[1/4]
[Fourth anniversary of Grant Date]	[1/4]
This Agreement includes this cover page and the following Exhibit, which is expressly incorporated by reference in its entirety herein:
Exhibit A — General Terms and Conditions
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

NETEZZA CORPORATION	PARTICIPANT

Name:	Name:
Title:

NETEZZA CORPORATION
Restricted Stock Unit Agreement (Non-Executives)
Exhibit A — General Terms and Conditions
     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
     1. Grant of RSUs. In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2007 Stock Incentive Plan, as amended (as amended, the "Plan”), an award of Restricted Stock Units (the “RSUs”) consisting of the number of RSUs set forth on the cover page of this Agreement. The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) for each RSU that vests. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the “Shares.”
     2. Vesting of RSUs and Issuance of Shares.
          (a) General. Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the Vesting Table set forth on the cover page of this Agreement (the "Vesting Table”). Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded down to the nearest whole number of RSUs. On each vesting date shown in the Vesting Table (and to the extent applicable the dates of the vesting of any of the RSUs pursuant to Section 2(b)) (the “Vesting Dates”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date and shall deliver such Shares to the broker designated by the Participant on Appendix A hereto (the “Designated Broker”).
          (b) Employment Termination.
               (1) Termination Prior to First Anniversary of the Grant Date. Upon the termination of the Participant’s employment with the Company for any reason prior to the first anniversary of the Grant Date, all of the RSUs shall be automatically forfeited as of such termination.
               (2) Termination by the Participant. Upon the termination by the Participant of the Participant’s employment with the Company for any reason, all unvested RSUs shall be automatically forfeited as of such termination.
               (3) Termination by the Company without Cause. Upon the termination by the Company of the Participant’s employment with the Company without Cause (as defined below) after the first anniversary of the Grant Date but prior to the vesting in full of the RSUs, such number of additional RSUs shall immediately vest as is equal to the number of RSUs that, but for such termination, would have vested upon the next Vesting Date following such termination multiplied by a fraction the numerator of which is the lesser of the number four

(4) and the number of fiscal quarters of the Company commenced from and including the first day of the Company’s fiscal quarter during which the Vesting Date immediately prior to such termination occurred and through and including the date of such termination and the denominator of which is the number four (4) and all other unvested RSUs shall be automatically forfeited as of such date. “Cause” shall mean a good faith finding by the Company that (A) the Participant has breached any of his or her material legal or contractual obligations to the Company (other than as a result of incapacity) which breach (i) has not been cured by the Participant within 10 business days following written notice by the Company to the Participant notifying him or her of such breach and (ii) would have a material adverse effect on the Company; or (B) the Participant has engaged in gross or persistent misconduct with respect to the Company; or (C) the Participant has been convicted of or pleaded guilty or nolo contendere to (i) any misdemeanor relating to the affairs of the Company which is injurious to the Company or (ii) any felony.
               (4) Termination by the Company for Cause. Upon the termination by the Company of the Participant’s employment with the Company for Cause, all unvested RSUs shall be automatically forfeited as of such termination.
               (5) Employment with Affiliated or Successor Companies. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.
          (c) Acceleration of Vesting Schedule. Notwithstanding the vesting schedule described above in Section 2(a), effective immediately prior to an Acquisition (as defined below), the RSUs shall vest for such number of additional RSUs as is equal to 25% of the total number of RSUs originally covered by this Agreement, except that for employees who have been employed by the Company for less than one year as of the date of the Acquisition, the RSUs only shall become vest for such number of RSUs as is equal to 12.5% of the total number of RSUs originally covered by this Agreement, with the remaining shares in each case continuing to vest in accordance with a vesting schedule that has been shortened by one year or six months, respectively. For purposes of this option, the term “Acquisition” shall mean (1) any merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (i) and (ii) above, any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation) or (2) the sale or transfer, in a single transaction or series of related transactions, of outstanding capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction or (3) the sale of all or substantially all of the assets of the Company.
     3. Dividends. The RSUs shall have no rights with respect to dividends declared by the Company with respect to its capital stock, provided that the foregoing shall not prohibit or otherwise limit the adjustment of the terms of this Agreement in accordance with Section 9 of the Plan.

     4. Withholding Taxes. On the date of this Agreement, the Participant shall provide the Designated Broker with irrevocable written instructions directing the Designated Broker to, on the date of the Designated Broker’s receipt of any Shares in accordance with Section 2(a), sell in accordance with ordinary principles of best execution that number of such Shares as is necessary to yield net proceeds to the Participant equal to the amount of the Company’s federal, state, and local or other income and employment tax withholding obligations with respect to the income recognized by the Participant as a result of the vesting of such Shares (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) and to remit such proceeds, immediately upon receipt thereof, to the Company in satisfaction of such tax withholding obligations of the Company. In connection with the foregoing, the Participant hereby confirms that, as of the date of this Agreement, he is not aware of any material nonpublic information regarding the Company or its securities.
     5. Restrictions on Transfer. The RSUs, and any interest therein, are subject to the restrictions on transfer set forth in Section 10(a) of the Plan.
     6. Provisions of the Plan. This Agreement is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the prospectus relating to the Plan.
     7. Miscellaneous.
          (a) No Rights to Employment. The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for the vesting period of the RSUs, or for any period.
          (b) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.
          (c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any applicable conflict of law principles.
          (d) Interpretation. The interpretation and construction of any terms or conditions of the Plan or this Agreement by the Compensation Committee of the Company’s Board of Directors shall be final and conclusive.

Appendix A
Designated Broker